Exhibit 10.1

Loan Agreement

This Loan Agreement (referred to as the Loan Agreement) was signed in Beijing, People’s Republic of China (for the purposes of the Loan Agreement, China does not include Hong Kong, Macau and Taiwan, referred to as China) , on June 28, 2011, by the following parties present in this Loan Agreement.

1)	Raiffeisen Bank International AG Beijing Branch, registered at Beijing International Club 200, Jianguomenwai Dajie 21 100020 Beijing, China. ZIP code: 100020 (Referred to as the Lender), and;

2)
Handan Hongri Metallurgy Co., Ltd., a company incorporated under Chinese laws. The legal representative: Shenghong Liu; Business Code: 130400400001179, registered address: Guzhen, Yetao county, Wu’an city, China. ZIP code: 056304 (referred to as Borrower)

The Lender preliminarily agrees to the terms and conditions of this Loan Agreement to provide the Borrower with an uncommitted liquidity revolving loan up to RMB 180,000,000.00. The parties, according to relative rules, regulations and laws, have formed and agreed the following terms:

1.	LINE OF CREDIT

1)	Up to RMB 180,000,000.00 of uncommitted liquidity revolving loan. (Referred to as Line of Credit, which may also refer to the principal amount payable shall under the Line of Credit to the Borrower.)

2)	May be used on liquidity loan (referred to as Loan) that does not exceed 180 days or, other period (which shall not exceed the Final Expiration Day) agreed by the Lender, referred to as Loan.

2.	USE OF LOAN

The Line of Credit shall be used to purchase raw materials for manufacturing purpose or other daily operations which agreed by the Lender.

3.	EXPIRING DAY

The expiring day of the Line of Credit under this Loan Agreement shall be July 31, 2012. (referred to as the Final Expiration  Day)

4.	WITHDRAWAL

1)	Unless otherwise provided in this Loan Agreement, the withdraw period shall start from the date of this Loan Agreement is signed to the March 31, 2012 (referred to as Withdrawal Period).

2)
Under the terms and conditions of this Loan Agreement, the Borrower may make one or more withdrawals on any Banking Day during the Withdrawal Period. (a Banking day means a day on which a bank in Beijing is open to the public)

3)	If the Borrower makes more than one withdrawals, except the final withdrawal of the unwithdrawed fund under the Line of Credit , the minimal amount of each withdrawal shall be RMB 5,000,000.00.

4)	All withdrawals shall be made during the Withdrawal Period. Any unwithdrawed funds shall be cancelled on the Banking Day after the Withdrawal Period.

5)
the Borrower shall send the Lender a notice of drawing (referred to as the Notice of Drawing) three Banking Days before it plans to withdraw in the form of Appendix II of this Loan Agreement. All the conditions under the Section 6 of this Loan Agreement must be satisfied before the Borrower can send the Notice of Drawing.

6)	The Notice of Drawing is irrevocable and shall bind the Borrower once it is sent out.

7)
Once the Lender receives the Notice of Drawing pursuant to Section 5 herein and believes the  conditions under the Section 6 of this Loan Agreement are satisfied, it shall transfer the amount of cash in the Notice of Drawing to the bank account specified by the Borrower in the Notice of Drawing on the planned withdrawal date. The =successful transaction shall be deemed completion of the withdrawal. To ensure the Borrower uses the Loan pursuant to Section 2 of this Loan Agreement, the bank account specified in the Notice of Drawing shall be an account with Raiffeisen Bank International AG Beijing Branch, and the withdrawn amount shall be spent pursuant to Section 5 of the Loan Agreement.

8)
The Lender is authorized to supervise the use of each Loan, and to require the Borrower to provide contracts, agreement or other relevant documents that satisfy the Lender. If the Lender has any objections to the use of Loan, it may reject the withdrawal of Borrower.

5.	PAYMENT

The payment method of the Loans under this Loan Agreement shall be trustee payment, which means the Lender will transfer Loan according to the Notice of Drawing and request of payment by the Borrower to the counter party from the Borrower’s account with the Lender.

6.	CONDITIONS

The Borrower shall satisfy all the following conditions before it sends any Notice of Drawing to the Lender:

1)	The Lender has received all documents and files listed in the Appendix I of this Loan Agreement whose form and content satisfy the Lender.

2)	All representations and warranties in this Loan Agreement shall be complete, real, effective and accurate.

3)	All other terms agreed upon by the parties or under applicable laws are satisfied; otherwise,

The Lender shall have no obligation to provide Loans to the Borrower.

7.	INTEREST AND INTEREST RATE

Interest Payment Day: An interest date means every 20th day of the last month for each quarter (i.e., March 20th, June 20th, September 20th and December 20th) and the Final Expiration Day (referred to as Interest Payment Day). In any case that that an Interest Payment Day falls on a non-Banking Day, the next Banking Day shall be the Interest Day. (However, if the next Banking Day falls on the next month, then it shall be the Banking Day before)

Interest Bearing Period:  The interest bearing period for every withdrawal under the Loan (referred to as “Withdrawal”) shall be 3 months, but the following conditions must be met:

The first Interest Bearing Period shall start on the date of the first withdrawal and end on the last Interest Payment Day; all other Interest Bearing Period shall start on the last day of the previous Interest Bearing Period, and end on the next Interest Payment Day, however, it shall not be late then the Final Expiration Day.

Interest Rate: The annual interest rate of each Withdrawal under this Loan Agreement shall be 130% of the benchmark interest rate published by the China People’s Bank. During the Interest Bearing Period, if the China People’s Bank or the Supervising and Managing Committee of the Banking Industry of China (referred to as Committee) adjusted the benchmark interest rate or the calculation of benchmark interest rate, the interest rate for the Loan shall not change within the same Interest Bearing Period. If there is disturbance or fluctuation on the market and the Lender cannot get any deposit on the market or the cost of getting funds are high for the corresponding period of any Loan’s any Interest Bearing Period, the Lender shall have discretion in deciding whether to cancel the Loan or negotiate with the Borrower to raise the interest rate. The interest rate of each Loan shall be recorded on the Notice of Withdrawal or Note.

  Calculation of Interest: The interest of Loan shall be calculated according to the actual dates (including the first day of the period but excluding the last day of the period). A year shall have 360 days. Interest shall be paid on every Interest Payment Day.

Penalty: If the Borrow cannot repay the principal and interest of any Loan pursuant to this Loan Agreement, the Lender shall have the right to charge interest at 150% of the interest rate to the unpaid amount from the due day until the Lender receives the total amount.

  If the Borrower cannot use any or all of the funds under the Loan pursuant to the Loan Agreement, the Lender shall have the right to charge interest at 200% of the interest rate from the day the funds are misused to the day that the Borrower stops the misuse.

  If the Borrower does not make payments when due and misuse the funds, the Lender shall have discretion to charge the higher interest rate.

8.	EXTENSION

There shall be no extension for the repayment of Loans unless upon prior written consent of the Lender and written agreement of both parties.

9.	REPAYMENT

The Borrower shall repay the Loans to the Lender before the due date but it shall repay all borrowed Loans to the Lender before the Final Expiration Day.

The repayment shall be made in the same kind of currency. The Borrower shall open a RMB settlement account at the Lender to deposit enough principle, interest and any other payment for repayment before 11 a: m: on the repayment day (including but not limit to the Interest Payment Day, referred to Repayment Day), meanwhile the Borrower shall also authorize the Lender to transfer the repayment from the Borrower’s bank account.

10.	ADVANCED REPAYMENT

The Borrower, with the Lender’s prior consent, may pay in advance of the Interest Payment Day in any Interest Bearing Period, but it shall satisfy the following conditions:

1)	It shall provide the Lender with written notice at least 10 days before the Interest Payment Day.

2)	Except the last repayment and other payment approved agreed by the parties, the advanced payment shall be at least RMB 5,000,000.00, or the multiple of 5,000,000.00.

3)	All repayment under this Loan Agreement shall be fully paid.

4)
The Borrower shall additionally pay the Lender any extra charges caused by capital allocation and interest margin because of the advanced repayment. The Lender has the final right to classify the expense and loss, which shall bind =the Borrower; and

5)	The cumulative interest and other amounts payable shall be paid before the Interest Payment Day. All expenses shall be paid by the Borrower.

11.	SECURITY

To guarantee the Borrower’s performance ofits obligations under this Loan Agreement, the Borrower or other related parties shall sign or provide the following insurances documents to the Lender at or around the approved date of this Loan Agreement:

1)	The Equipment Mortgage Agreement that gives the Lender a first priority right of claim to all the instrument and equipment of the Borrower.

2)
The Lien Agreement that gives the Lender a first priority right of claim to all the purchased or produced fine iron powder, medium or heavy plate and other inventories (collectively referred to inventory) approved by the Lender from time to time stored in the pointed warehouse by the Borrower and/or Handan Hongri Metallurgy Co., Ltd. (Referred to Hongrong Metallurgy) and according to the Lender’s calculation, excluding tax, of price, the price of the stored Inventory shall not be lower than RMB 75,000,000 (referred to as Minimum Price),

3)	The Borrower and/or Hongrong Metallurgy shall guarantee the first priority of the right of claim through the Chattel Mortgage Agreement;

4)	The Borrower, the Hongrong Metallurgy, the Lender and the approved warehouse keeper by the Lender shall collectively sign the Collateral Management Agreement;

5)
There shall be RMB 15,000,000.00 deposit transferred into the Borrower’s RMB settlement account (“Pledge Account”) in the Lender. or the Lender shall provide deposit receipt whose period shall be longer than the term of the Loan the Borrower shall apply the first priority pledge to the Lender by signing the Deposit Pledge Contract;

6)	The Borrower shall pledge the total amount within all bank accounts with the Lender (including but not limit to the Pledge Account) to the Lender in first priority;

7)	The irrevocable joint and several guarantee liability non-conditionally offered by Hebei Province Wuan city Yubaoshan Industry Co., Ltd. (Guarantor) to the Lender;

8)
The irrevocable joint and several guarantee liability non-conditionally offered by Liu Beifang and Liu Shenghong (Individual Guarantors) and sign Guarantee Agreement. Personal asset lists of the Individual Guarantors and identifications recognized by the Lender;

9)	Letter of Transferring Insurance by Lender and Hongrong Metallurgy to transfer the benefits under the insurance of the Inventory’

10)	Authorization signed by the Borrower for the Lender to prepare and sign proof of transfer and other documents and sue on behalf of the Borrow when necessary;

11)	Confirmation Letter signed by the Guarantor and Hongrong Metallurgy recognized by the Lender satisfying to the Lender;

12)	Confirmation Letter signed by Nuosen (Handan) Trading Co., Ltd. (Manager) satisfying to the Lender;

(The above documents shall be collectively named Guaranteeing Documents and are a part of the Loan Agreement. Collective with the Loan Agreement, the “Transaction Documents”)

Guarantees under the Guaranteeing Documents are independent guarantees. The Loan Agreement’s cancellation shall not affect the effect of the Guaranteeing Documents.

The guarantee provisions in the Loan Agreement and the Guaranteeing Documents are one complete and inseparable legal document on the Borrower and/or Guarantor and/or Hongrong Metallurgy and/or Individual Guarantor and/or Manager’s obligations. If there is any inconsistencies, the Guaranteeing Documents shall govern.

12.	REPRENTATIONS AND WARRANTIES

The Borrower, the Guarantor, the Hongrong Metallurgy and the Manager state and guarantee the followings to the Lender on the date of this Loan Agreement is signed:

1)
The Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager are legally established and validly existing business entities, with full authorization, abilities and qualifications  to hold their assets and continue their business;

2)
The Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager have the right to perform their obligations under the Transaction Documents, to sign, submit, and perform under the Transaction Documents, and has already taken all necessary corporate actions or other actions to authorize the execution, submission and performance under the Transaction Documents and carry out their obligations under such documents.

3)	Each Transaction Document to which the Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager are a party is legal, effective and binding.

4)	There is no default or potential default event existing or continuing.

5)	Under applicable Chinese laws on the signing date, other than claimes with priority under the laws the Lender’s claims have the same priority as other secured creditors of the Borrower.

6)
There is not any current lawsuit, intercession and administrative action against the Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager and which may materially adversely affect their operation, business, assets or their abilities to perform their obligations under the Transaction Documents.

7)
All actions, conditions and obligations under Chinese laws have been completed, so that, a) to enable the Borrower to legally enter into this Loan Agreement and carry out its right and obligation under the terms and condition of this Loan Agreement; b) to ensure all obligations of the Borrower are legal, effective and binding, and c) this Loan Agreement could be legally accepted as evidence in China.

8)
Except the stamp tax caused by this Loan Agreement, the Borrower does not have to register or pay other stamp tax, registration fees, and tax for the Loan Agreement to any Chinese government department.

9)
The Borrower and/or the Guarantor and/or the Hongrong  Metallurgy and/or the Manager has not taken any corporate action to cause any dissolution, cease, liquidation, bankruptcy and reform, and there is no receiver, liquidator, manager or any other specialist, or any related legal program or action being or about to be carried out.

10)
The Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager’s execution, submission and performance of the Transaction Documents will not violate the charters, any applicable laws and regulations, or, any provisions of any agreements binding on them or their assets;

11)
Except any debt cause by daily manufacturing or disclosed to and approved by the Lender in writing, the Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager do not have any other kind of debt.

12)
The Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager have provided the Lender with all document, statement and contract which required by this Loan Agreement, and all parties guarantee the materials are real, complete and accurate, the Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager  do not hide any important issues to the Lender, the disclosure of which will cause material adverse impact on the decision of Loan.  .

13)
The Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager will not reduce registered capital, change ownership of its properties and adjust operations which will affect their ability to repay the Loan (including but not limited to spin-off, merger, acquisition and being acquired).

14)	Unless the Lender agreed, all incomes and assets from the Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager will not have mortgage, pledge or third party interest.

15)
In the Line of Credit, the Borrower shall require its business counter party to transfer its operating revenue to its bank account at the Lender(referred to as the Specific Bank Account) to repay the loan, and cumulative sales revenue for every 180 days shall not be less than the Line of Credit;

16)
All Loans in this Loan Agreement shall be repaid pursuant to terms and conditions under the Section 5 (payment) and the Borrower shall provide the Lender with a copy of value-added tax invoice 15 banking days after the Borrower receives the value-added tax invoice. (The copy shall bear the common seal)

17)
During the Line of Credit’s existence, the Lender has the right to require the Borrower to repay the Loans (one or more) in advance considering the profit of the Borrower, and the Lender has the right to decide the order and amount of the repayment.

18)
During the existence of the Line of Credit, the Lender will appoint an independent third party quality control institution to examine the Inventory quarterly and issue examination report satisfactory to the Lender. The Lender reserves the right to request the independent third party quality control instiution to issue reports and the cost shall be bore by the Borrow or Hongrong Metallurgy,

19)	The Keeper shall supervise the total value of the Inventories and if it achievse the Lowest Price, it will only be released when the Borrower’s bank account with the Lender has received enough RMB.

20)
During the Line of Credit, the total value of the Inventory, not including the value-added tax, (Price) shall not be lower than the Lowest Price. Otherwise, the Borrower shall deposit enough amount to the specific bank account within 3 days after notified by the Lender. Otherwise, the Lender will exercise its right, including but not limited to sale of Inventory.

21)
During the Line of Credit, the Lender has the right to supervise the daily operation of the Borrower and/or the Hongrong Metallurgy  and/or warehouses and/or the equipment, the Borrower shall pay all related expenses;

22)
During the existing period of the Line of Credit, no late that a month after the business license, permit are renewed, the Borrower and/or the Guarantor and/or the Hongrong Metallurgy and the Manager shall provide copies of the related renewed business license (including but not limited to business license, code) and permit (with corporate seal to prove authenticity).

23)
The loans and lease the Borrower directly or indirectly get from the Guarantor and/or the Hongrong Metallurgy are lower in order than any debt of the Borrow to the Lender and shall only be repaid after all the debt to the Lender has been repaid.

24)
If the Borrower including multiple parties, then each Borrower takes joint liability for all liabilities appears in this Loan Agreement (Whether the Loan or the payment is used or owned), the Lender will not notify other parties collectively, the Lender does not need to notify other parties if any party takes the loan. Each Borrower have all rights and obligations once Loan Agreement is signed. Each Borrower will guarantee to perform the obligations or payable by any time regarding to this Loan Agreement, no matter current or in future (including the principles and interests, default interest, expenses and other expense, without consider the content of the Borrower). Each Borrower agrees to take joint liability for 2 years after the Final Expiration Day.

25)
The Borrower shall provide trade details 3 days after any related trade with over 10% of the Borrower’s net asset, including but not limited to the relationship between each party, trade project and trade nature, trade amount, ratio and pricing policy(Including non-cash transaction)

26)	The Borrower shall not use the related trade to obtain fake agreement, pledge, discount by receivable notes, receivables to get the loan and trusts from the bank.

27)	The Borrower shall not refuse any kind of supervision and examination of the operation circumstance by the Lender.

28)	The Borrower cannot haveany merge and acquisition that the Lender thinks may affect the securities of the Loan.

29)	The Borrower shall not evade the debt through related party transaction.

30)
The Borrower shall guarantee no involvement in activity against the current law that will have material adverse effect. The Borrowed does not hire any child labor and there is currently no labor dispute involving the Borrower or any pending labor dispute as far as the Borrower knows (after appropriate investigation).

31)	To the best knowledge of the Borrower (after appropriate investigation), there are no material social risk or environmental risk or safety risk in the Borrower’s project, assets and operation.

32)
The Borrower has never received or knows of any possible complaint, order, request, notification that will or can be reasonably expected to have a material adverse effect on the transactions under the Transaction Documents.

33)
The Borrower shall pay all taxes on it or its assets on time with no penalties or substantive delays. There is no payment request of taxes to the Borrower, except such request will not have any material adverse effect.

Every above representations and warranties are deemed to be made by the Borrower and/or the Guarantor and/or the Hongrong Metallurgy and/or the Individual Guarantors and/or the Manager on the day of every Withdrawal and extension.

13. UNDERTAKINGS

Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Personal Guarantor and/or Manager make(s) the undertakings to the Lender and guarantee(s) that in the certain period of debt unpaid under this Loan Agreement, Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Personal Guarantor and/or Manager shall:

(1) Obtain and maintain all the approvals, permissions and authorizations (if any) in accordance with Chinese laws, to make the transaction documents and carry out obligations in the transaction documents, and pledge the transaction documents and relevant documents legal, timely, executable and acceptable as evidence;

(2) Pledge that all the Loan is used and only used for the purpose under Section 2 (Use of Loan) of this Loan Agreement and the use of Loan is in accordance with Chinese regulations, and the Loan shall not be used as investment on fixed assets, interests, real estates or other investment purposes not allowed under Chinese laws and regulations. Prior to using the loan, the approval from the Lender must be obtained, and the payment of loan must be strictly in accordance with the provisions in this Loan Agreement;

(3) Pledge to cooperate with Lender at any time to with the loan repayment management, post-loan management and relevant examination, and provide any relevant information, vouchers, and other originals or copies, and pledge such information and materials are real, complete, and effective;

(4) Borrower shall provide documents confirmed by the Lender in forms and contents satisfactory to the Lender as evidence of sales revenue under Lender’s request;

(5) Provide the Lender with quarter financial statement stamped by Borrower and/or Guarantor and/or Hongrong Metallurgy in 60 days of each fiscal quarter end, and provide the Lender with audited annual financial report original of the Borrower and/or Guarantor and/or Hongrong Metallurgy in 120 days of each fiscal year end;

(6) Provide the Lender with relevant financial, operation and business conditions and/or interests information under Lender’s request, and pledge such information is real, complete, and effective;

(7) Maintain insurance for its business and assets with a reputable insurance company in the usual insurance taken for the same or similar business/ asset;

(8) According to the types of insurance requested by the Lender, maintain insurance for the Borrower and/or Hongrong Metallurgy with insurance company with good credit acceptable to the Lender for the facilities and goods mortgaged/pledged to the Lender, regularly provide the Lender with effective facilities’ insurance original and goods’ insurance copy and other certification and invoice of such insurance fee evidencing that the fee has been paid. The Lender shall be the beneficiary of such insurance, and insurance terms shall provide  that “payment under or related to the policy shall be directly paid to Raiffeisen Bank International AG Beijing Branch”;

(9) Provide effective loan card number and password issued by People’s Bank of China; irrevocably and unconditionally authorize Lender to use the loan card number and password to search for the information of Borrower and/or Guarantor and/or Hongrong Metallurgy in the bank credit and loan registration advisory system;

(10) Maintain an independent accounting firm accepted by the Lender as the auditor of the Borrower and/or Guarantor and/or Hongrong Metallurgy; irrevocably authorize the auditor (the fee of the auditor is burdened on Borrower and/or Guarantor and/or Hongrong Metallurgy), in the case of an Event of Default, directly communicate with the Lender; and in 30 days after auditor change, give the new auditor the above authorization, and provide Lender a copy of such authorization;

(11) If the legal representative or equity structure of Borrower and/or Guarantor and/or Hongrong Metallurgy change, or Borrower and/or Guarantor and/or Hongrong Metallurgy plan to amend the joint venture contract, shareholders agreement (depending on the circumstances), or materially modify the charter of the Borrower and/or Guarantor and/or Hongrong Metallurgy, or Borrower and/or Guarantor and/or Hongrong Metallurgy plan to make an external investment, shall immediately (within 24 hours of such intention of Borrower and/or Guarantor and/or Hongrong Metallurgy) inform the Lender and get written consent from the Lender;

(12) If Event of Default or potential Event of Default happens or may happen, Lender shall be immediately (within 24 hours of such event happens or such condition exists) notified;

(13) If:

    (i) Any law or regulation are issued or any law or regulation (or explanation, convention or applicability) are amended; or

    (ii) After the Transaction Documents are signed, the shareholders, members or investors of Borrower and/or Guarantor and/or Hongrong Metallurgy change; or

    (iii) The Lender plans to give or transfer any of its rights and obligations under this Transaction Documents to anyone;

 Whenever requested by the Lender, Borrower and/or Guarantor and/or Hongrong Metallurgy shall immediately provide (or hasten providing) such documents or other evidence requested by the Lender in good faith, to authorize the Lender on any transaction documents and/or potential transactions under such transaction documents of all applicable laws and regulations of “know your client” investigation, anti-money laundering and/or other similar examination.

Without the previous written consent by the Lender, Borrower and/or Guarantor and/or Hongrong Metallurgy shall not:

(1) Establish any new credit relations with other banks, organizations or enterprises, borrow loans or establish security interest (whether legal or illegal), provide guarantee or compensation for any entity or party (except requested by the Transaction Documents), or initiatively undertake any obligation of other entity or party, whatever existing or potential;

(2) Reduce or try to reduce the regulated registed capital of Borrower and/or Guarantor and/or Hongrong Metallurgy, and/or net assets of Personal Guarantor at the time the Loan Agreement is signed;

(3) Change the nature or business scope of Borrower and/or Guarantor and/or Hongrong Metallurgy;

(4) Adopt any influential measures under Transaction Documents to secure obligations, include but not limited to transfer, or give its major asset or any security equity and Personal Guarantor’s immigration;

(5) Change equity structure of Borrower and/or Guarantor and/or Hongrong Metallurgy directly or indirectly;

(6) Before Borrower pay off the Lender, pay off any directly or indirectly obtained loan from Guarantor and/or Hongrong Metallurgy or rent under lease and/or money payable to purchase facilities from Guarantor and/or Hongrong Metallurgy [include any principal, interest (if any)];

(7) Reach or complete any acquisition, restructuring or merger, and according to Lender’s reasonable judgment, such acquisition, restructuring or merger would substantially influence the ability of Borrower and/or Guarantor and/or Hongrong Metallurgy under Transaction Documents;

(8) Refuse to accept the supervision and examination of Lender to the usage of loan by the Borrower, and the business and financial activities of the Borrower; or

(9) Intentionally harm the rights of Lender under Transaction Documents through related party transaction.

14. EVENT OF DEFAULT

Any below event or condition constitute an Event of Default:

(1) Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Personal Guarantor and/or Manager cannot on time pay off the money or carry out the obligations to Lender and/or Lender’s head bank/affiliated bank or any other financial organization, individual, firm, company or enterprise; or

(2) Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Personal Guarantor and/or Manager’s any statement, announcement or security under any Transaction Documents, or Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Personal Guarantor and/or Manager’s any document, material or information provided to Lender are proved to be materially incorrect or inaccurate; or

(3) Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Personal Guarantor and/or Manager’s violate any promise in the Transaction Documents [include but not limited to the completion of the preconditions in Appendix I of this Loan Agreement]; or

(4) Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Personal Guarantor and/or Manager’s other Event of Default under regulations of this Loan Agreement; or

(5) Any Event of Default under Transaction Documents; or

(6) Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Manager has dissolution, receivership, bankruptcy, loss of debt paying ability or similar condition; or

(7) The obligations under transaction documents performed by Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Personal Guarantor and/or Manager becomes illegal; or

(8) According to Lender’s judgment, Borrower and/or Guarantor and/ or Hongrong Metallurgy and/or Personal Guarantor’s financial condition have or may have material adverse change; or

(9) As delivery of notification, lapse of time or reach of any decision turns into an Event of Default or condition (Potential Event of Default in this Loan Agreement).

If the above event or condition appears, Lender shall immediately notify Borrower:

(1) That all withdrawn Loans and accrued interest and under this Loan Agreement and other unpaid money (include but unlimited to interest penalty, penal sum, fees and others) immediately become due and payable;

(2) That the whole Line of Credit to the Borrower in cancelled;

(3) To request to perform all or part of guarantee under Guaranteeing Documents;

(4) To immediately perform all rights and relief measures of  Lender under Transaction Documents, all fees incurred by the Lender (including but unlimited to collection fee, arbitration fee, travel fee, counsel fee, guarantee equity fee, investigation fee, preservation fee, announcement fee, performance fee, auction fee, transfer fee, and other fees) to realize creditor’s rights, shall all be born by Borrower;

(5) To directly offset the payables under the Loan Agreement by Borrower under this Loan Agreement by the accounts of Borrower with the Lender.

15. Termination Event

Any event or condition will constitute to the termination event (Termination Event):

(1) Lender thinks event that material affects its interest happens; or

(2) Any important conditions of Lender’s signing of transaction documents, the circumstance or terms in the signing day change drastically or terminate; or

(3) In any event, if it becomes illegal for Lender to arrange, maintain loan or provide capital as loan under any laws, then:

(i) Borrower shall meet Lender’s request to pay off on or before the next Interest Payment Day indicated by the Lender the influenced part of Loan, accrued interest and other payable funds; an

(ii) If Borrower on receipt of Lender’s notification hasn’t drawn any Loan, the rights to draw such influenced amount shall be terminated; or

(4) If this Loan Agreement is signed, Lender can decide:

    (i) In the ordinary course of business on the Chinese bank market, there’s no such timely RMB deposit to collect money for any Loan’s any Interest Bearing Period; or

    (ii) Because of non-Lender’s reason, Lender’s obtained in Chinese bank market cost is higher than Srticle 7 (interest rate and interest) regulates;

Then Lender shall inform Borrower such condition, and at this time article 15 (4) shall take effect.

If any of the above Termination Event happens, the Loan by the Lender to the Borrower shall terminate automatically, at the same time under this Loan Agreement the principal, accrued interest and any other related payment will become due immediately. The Borrower must, in 3 days after informed by the Lender, pay off all its obligations of the Lender (include actual or potential, whatever due or not). This money shalll immediately be deposited to a supervision account and the Lender shall decide whether to pay off and relieve Borrower’s obligations and duties under any account.

16. Tax, Fees and Costs

(1) From signing date of this Loan Agreement, Borrower shall pay 0.5% of the Line of Credit to the Lender as annual management fee, which is RMB 900, 000.00. And Borrower shall pay the Lender the 2011-2012 management fees within 14 days of signing this Loan Agreement.

(2) Borrower shall pay the Lender 0.005% of this Line of Creditas the stamp tax, which is RMB 9, 000.00 within 14 days of signing this Loan Agreement.

All costs incurred in the preparation and implementation of the loan (including the cost of advance repayment of principal), counsel fee, other requested pledge/guarantee documents, protection and implementation Lender’s rights incurred cost to complete this Loan Agreement shall be reimbursed by the Borrower to the Lender.

17. APPLICABLE LAWS AND JURISDICTION

This Loan Agreement shall be governed by Chinese laws and interpreted under Chinese laws. there is no relevant Chinese laws on the specific matter under the Loan, international conventions shall be referenced.

18. DISPUTE RESOLUTION

For any dispute arising out of this Loan Agreement or about this Loan Agreement, each party agrees to sue in the local court of the Lender, and the losing party shall pay for all the actual cost in the case paid by the winning party (include but not limited to legal cost, counsel cost and others).

19. OFFSETS

Borrower hereby agrees and authorizes Lender to deduct and apply to the Loan any due but unpaid funds under the Line of Credit from the Borrower’s account in Lender (include its branches). For this purpose, if the currency in the account is different from the currency of the Loan, the Borrower hereby agrees and authorizes Lender underuse the exchange rate issued by the China People’s Bank issued.

20. TRANSFER

Without Lender’s written consent, the Borrower shall not transfer any right or obligation under this Loan Agreement to other party.

The Lender has right to assign or transfer all or part of the rights and obligations under the Loan Agreement. Such assignment or transfer, upon written notification to the Borrower, shall have legal effect on the Borrower.

21. PARTIAL INVALIDITY

If any item of this Loan Agreement at any time under any jurisdiction’s law become or partially become illegal, invalid, or non-implementable, other legal, valid, or implementable items of this Loan Agreement will not be affected or damaged in legality, validity, and implementation.

22. RELIEF AND ABSTENTION

Any case the Lender doesn’t or delays to claim any right or relief measures under this Loan Agreement does not constitute the abstention of the Lender. The Lender’s implementation any or part of the right or relief measures doesn’t interfere with its implementation of any other right or relief measures in the future. The rights and relief measured regulated in this Loan Agreement is accrual, and also include any other rights or relief measures under the laws.

23. NOTIFICATION AND DELIVERY

Any notification, request, instruction or other documents shall be made in written between Borrower and Lender, and delivered to the below addresses or numbers, or any replacement provided by the party shall at least five (5) Banking Days in advance:

To Borrower: Handan Hongri Metallurgy Co., Ltd.

           Receiver: Liu, Yanjun

           Address: Guzhen Village, Yetao County, Wuan, Hebei Province, China

           Postal Code: 056304

           Telephone: 0310 5919 295; 1373 0067 693 (Cellphone)

           Fax: 0310 5919 074

To Lender:   Raiffeisen Bank International AG Beijing Branch

           Receiver: Fan, Xin/ Bian, Huiping

           Address: International Club #200, #21 Jianguomenwai Street, Beijing, China

           Postal Code: 100020

           Telephone: 010 8531 9052/ 8531 9053

           Fax: 010 6532 5926/ 8532 5096

Any notification, request, instruction or other document from Lender to Borrower will be seen as delivered under any of the following conditions:

(1) If delivered by person or express to the address provided by the Borrower, then the second day of this letter is delivered to the special person or express; or

(2) If delivered by fax, then after receiving the confirmation signal from the fax number provided by Borrower; or

(3) If delivered by mail, then the third (3) Banking Day after the mail is sent to the address provided by the Borrower.

Though as above, but after the Lender actually receive the information or documents from the Borrower to the Lender shall be seen as delivered.

24. MODIFICATION

Any modification or change under this Loan Agreement must be in written form and signed by both the Lender and the Borrower.

25. TEXT EFFECT

Each party agrees this Loan Agreement and relative document’s handwritten text and printed text have same effect. This Loan Agreement and copies, faxes and emails of the related documents from Borrower to Lender shall be seen as original.

26. DOCUMENTS

This Loan Agreement has 9 originals, Borrower, Lender, guarantor, Hongrong Metallurgy and Personal Guarantors each has one original, and registration authorities have three originals, each of which has the same legal effect.

27. EFFECTIVENESS

This Loan Agreement needs the Lender’s authorized representatives and other legal representatives of the parties to sign and stamp, and shall take effect on the date on the first page of this Loan Agreement.

28. SPECIAL INSTRUCTIONS

The Lender has notified the Borrower and/or Guarantor and/or Hongrong Metallurgy and/or Individual Guarantors and/or Manager to pay special attention to all the items related to their rights and obligations, and to have a complete and accurate understanding of all items. Each party has completely the same understanding of items in this Loan Agreement.

(End)

[This is the signature page with no text]

Raiffeisen Bank International AG Beijing Branch (Corporate seal)

/s/__________________

Authorized Signatory (signature)

Handan Handan Hongri Metallurgy Co., Ltd. (Corporate seal)

/s/__________________

Authorized Signatory (signature)

The following is confirmed by all the parties:

Heibei Province Wuan City Yuanbaoshan Industry Co., Ltd. hereby signs and confirms that it fully understands and knows that the Borrower and the Lender sign this Loan Agreement and the facts related to the Loan Agreement and agrees to sign this Loan Agreement and be jointly and severally responsible for the Borrower’s obligations and debts under the Loan Agreement and documents related to the Loan Agreement. The specific provisions and conditions in Guarantee Agreement No. 2011062801998CG0001 and agreements entered into afterwards shall prevail.

Guarantor:

Heibei Province Wuan City Yuanbaoshan Industry Co., Ltd. (Corporate seal)

/s/___________________

Authorized Signatory (signature)

Liu Beifang and Liu Shenghong hereby confirm by signing that they have fully understand and know the fact that Borrower and Lender have signed this Loan Agreement and related documents, consent to sign this Loan Agreement as guarantor with joint and several liability, and will be jointly and severally liable for the Borrower’s obligation/debt under this Loan Agreement and related documents, subject to the specific terms and conditions of the Guarantee Agreement (No.2011062801998PG0001) and any subsequent supplement agreement.

Personal Guarantor:

/s/Liu Beifang

/s/Liu Shenghong

Hebei New Wu’an Iron & Steel Group Drying and Melting Co., Ltd. hereby confirms by signing that it has fully understand and know that the Borrower and the Lender have signed this Loan Agreement and related documents, consents to provide to the Lender relevant guarantee documents and all subsequent supplement agreements which are acceptable to the Lender in the form and substance, pursuant to Sections (2), (3), (4), (9) and (11) of Article 11 (Security), including but not limited to the Lien Agreement (No.2011062801998PA0001) and all subsequent supplement agreement, the Chattel Mortgage Agreement (No. 2011062801998MA0001) and all subsequent supplement agreement, the Collateral Management Agreement (No. 2011062801998CMA0001) and all subsequent supplement agreement, the Letter of Transferring Insurance and all subsequent supplement agreement, the Confirmation Letter and all subsequent supplement agreement.

 /stamp/Hebei New Wu’an Iron & Steel Group Drying and Melting Co., Ltd.

/s/Liu Maisheng

Legal Representative/Authorized Signatory

Nuosen (Handan) Trading Co., Ltd. (a company incorporated under the laws of the People’s Republic of China, legal representative: Liu Maicang, Business License No. 130000400003786, registered address: Administrative Office Building, 3rd Floor,Yingbin Street, Guzhen, Wu’an City, Handan City, Hebei Province, People’s Republic of China, zip code: 05634) as Manager of the Borrower, hereby confirms by signing that it fully understands and knows  that the Borrower and the Lender have signed this Loan Agreement and related documents, consents that the Borrower and the Lender sign this Loan Agreement and related documents ( including but not limited to Transaction Documents and any subsequent amendment, supplement or other agreements), and provides to the Lender the Confirmation Letter and all subsequent supplement agreement in the form and substance acceptable to the Lender, pursuant to Section (12) of Article 11 (Security).

Manager:

/stamp/ Nuosen (Handan) Trading Co., Ltd.

/s/Liu Maicang

Legal Representative